As filed with the Securities and Exchange Commission on July 2, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARBINGER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	74-1339132
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

450 Park Avenue, 30th Floor
New York, New York 10022
(Address of Principal Executive Offices, Including Zip Code)

Harbinger Group Inc. 2014 Warrant Plan
(Full title of the plans)

Thomas A. Williams
Executive Vice President and Chief Financial Officer
450 Park Avenue, 30th Floor
New York, New York 10022
(Name and address of agent for service)

(212) 906-8555
(Telephone number, including area code, of agent for service)

Copies to:

Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Warrant to purchase up to 3,000,000 shares of common stock, par value $0.01 per share(1)	3,000,000 (1)	$12.67 (2)	$38,010,000 (2)	$4,896

(1)
3,000,000 shares of the common stock of Harbinger Group Inc., par value $0.01 (the “Common Stock”) issuable upon the exercise of warrants to purchase common stock under the Harbinger Group Inc. 2014 Warrant Plan (the “2014 Plan”) are being registered in this registration statement on Form S-8 (the “Registration Statement”).  Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers an indeterminate number of additional shares of the Common Stock that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(h) and 457(c) under the Securities Act.  The proposed maximum aggregate offering price was calculated based upon the market value of the shares of Common Stock in accordance with Rule 457(c) and is equal to the product of (i) $12.67, the average of the high and low prices per share of Common Stock on the New York Stock Exchange on June 30, 2014 (which is within five business days of the filing hereof), multiplied by (ii) 3,000,000 shares of Common Stock issuable pursuant to the warrant issued under the 2014 Plan.

EXPLANATORY NOTE

Harbinger Group Inc. (the “Company” or the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the 3,000,000 shares of its Common Stock, that are reserved for issuance upon the exercise of the warrant to purchase the Common Stock under the 2014 Plan. The text of the 2014 Plan and a description of the terms thereof was included in the Company’s proxy statement filed with the Securities and Exchange Commission (the “Commission”) on April 29, 2014. The 2014 Plan was approved by the Company’s stockholders on May 30, 2014 at the Company’s 2014 Annual Meeting of stockholders.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Those documents are incorporated by reference in the Section 10(a) prospectus.  We will also furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered  pursuant to Rule 428(b).  Request should be directed to Harbinger Group Inc., 450 Park Avenue, 30th Floor, New York, New York, Telephone number (212) 906-8555, Attention: Chief Financial Officer.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1.
The description of the Common Stock included under the caption “Description of Capital Stock” contained in the Company’s registration statement on Form S-3 (Registration No. 333-192779), filed with the Commission on January 28, 2014, as amended.

2.
Company’s Annual Report for the fiscal year ended September 30, 2013 on Form 10-K, filed with the Commission on November 27, 2013 (the “Annual Report”) and Amendment No. 1 to the Annual Report on Form 10-K/A, filed with the Commission on December 6, 2013.

3.
Company’s Quarterly Report on Form 10-Q for the quarter ended December 30, 2013, filed with the Commission on February 7, 2014 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on May 12, 2014.

4.
Company’s Current Reports on Form 8-K filed with the Commission on December 20, 2013, December 23, 2013, December 26, 2013, January 15, 2014, January 21, 2014, February 14, 2014, February 27, 2014, March 19, 2014 (other than the information furnished therein under Item 7.01 and Item 9.01), May 15, 2014, May 23, 2014, May 29, 2014 and May 30, 2014.

5.	Company’s Definitive Proxy Statement on Schedule 14-A filed with the Commission on April 29, 2014.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Certificate of Incorporation

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as employees and agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s certificate of incorporation (the “Certificate of Incorporation”) provides that the personal liability of the Company’s directors is eliminated to the fullest extent permitted by the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Certificate of Incorporation also contains an indemnification provision that provides that the Company shall have the power, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended or supplemented, to indemnify any person by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Certificate of Incorporation also provides that neither any amendment nor repeal of the indemnification or the exculpation provision thereof, nor the adoption of any provision of the Certificate of Incorporation inconsistent with the indemnification or the exculpation provision thereof, whether by amendment to the Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending the Certificate of Incorporation, shall eliminate or reduce the effect of the indemnification or the exculpation provision in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for the indemnification or the exculpation provision, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

By-laws

The Company’s by-laws (the “By-laws”) provide that each person who is or was a director of the Company shall be indemnified and advanced expenses by the Company to the fullest extent permitted from time to time by the DGCL as it existed on the date of the adoption of the By-laws or as it may thereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of its board of directors, provide indemnification and advance expenses to officers, employees and agents (other than directors) of the Company, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Company (each of the foregoing persons, a “Covered Person”) with the same scope and effect as the foregoing indemnification of directors of the Company. The Company shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company’s board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the By-laws or otherwise by the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification or advancement of expenses greater or different than that provided in the By-laws.

The By-laws also contain a provision that provides that any right to indemnification or to advancement of expenses of any Covered Person arising pursuant to the By-laws shall not be eliminated or impaired by an amendment to or repeal of the By-laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

To the extent and in the manner permitted by law, the Company also has the right to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Indemnification Agreements

The Company enters into indemnification agreements with its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in its Certificate of Incorporation and By-laws. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Liability Insurance

In addition, the Company maintains liability insurance for its directors and officers. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of July, 2014.

HARBINGER GROUP INC.

By:	/s/ Thomas A.Williams
Name: Thomas A.Williams
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint Thomas A. Williams and Ehsan Zargar, as our true and lawful attorneys-in-fact with full power to each of them, to sign for us and in our names in the capacities indicated below, this Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable the Registrant to comply with all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 2, 2014:

Signature	Title

/s/ Philip A. Falcone
Philip A. Falcone	Chief Executive Officer, Chairman of the Board and Director

/s/ Thomas A. Williams
Thomas A. Williams	Executive Vice President and Chief Financial Officer

/s/ Michael Sena
Michael Sena	Vice President and Chief Accounting Officer

/s/ Omar M. Asali
Omar M. Asali	President and Director

/s/ Eugene I. Davis
Eugene I. Davis	Director

/s/ Keith M. Hladek
Keith M. Hladek	Director

/s/ Frank Ianna
Frank Ianna	Director

/s/ Gerald Luterman
Gerald Luterman	Director

/s/ David M. Maura
David M. Maura	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation of Harbinger Group Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).

3.2	By-laws of Harbinger Group Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).

4.1	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock.

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.*

10.1	Harbinger Group Inc. 2014 Warrant Plan (incorporated by reference to Annex B to the Proxy Statement on Schedule 14A filed with the Commission on April 29, 2014).

23.1	Consent of KMPG LLP, an independent registered public accounting firm.*

23.2	Consent of Lee Keeling and Associates, Inc. independent petroleum engineers.*

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages of this Registration Statement).

* Filed herewith